                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              IMMUNEX CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

March 24, 2000

Dear Immunex Shareholders:

    I am pleased to invite you to our annual meeting of shareholders. The meeting will be at 9:00 a.m. on Tuesday, April 25, 2000 at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington.

    At the meeting, you will elect nine directors to our Board of Directors, vote upon a proposal to ratify the Board's selection and appointment of Ernst & Young LLP to serve as the independent auditors to Immunex and transact any business properly presented at the meeting. You also will have the opportunity to hear what has happened in our business in the past year and to ask questions. You will find other detailed information about Immunex and our operations, including our audited financial statements, in the enclosed 1999 annual report to shareholders.

    We hope you can join us on April 25. Whether or not you can attend, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

                                          Sincerely,

                                          Scott G. Hallquist
                                          SECRETARY

                                     [LOGO]

                              51 UNIVERSITY STREET
                           SEATTLE, WASHINGTON 98101

                                                                  March 24, 2000

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD TUESDAY, APRIL 25, 2000

                            ------------------------

Dear Immunex Shareholders:

    On Tuesday, April 25, 2000, Immunex Corporation will hold its annual meeting of shareholders at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington. The annual meeting will begin at 9:00 a.m. Only shareholders who owned stock at the close of business on the record date, March 8, 2000, can vote at this meeting or any adjournments that may take place. At the annual meeting, we will ask you to:

    - Elect a Board of Directors;

    - Ratify the Board's selection and appointment of Ernst & Young LLP to serve as the independent auditors to Immunex; and

    - Transact any other business properly presented at the meeting.

    YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE TWO PROPOSALS OUTLINED IN THIS PROXY STATEMENT.

    At the meeting, we will also report on our 1999 business results and other matters of interest to shareholders.

    To assure your representation at the annual meeting, you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible in the enclosed postage prepaid envelope. Your stock will be voted in accordance with the instructions you give on your proxy card. You may, of course, attend the annual meeting and vote in person even if you have previously returned your proxy card.

    The approximate date of mailing for this proxy statement and accompanying proxy card(s) is March 24, 2000.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Scott G. Hallquist
                                          SECRETARY

  PLEASE NOTE THAT ATTENDANCE AT THE ANNUAL MEETING WILL BE LIMITED TO SHAREHOLDERS AS OF THE RECORD DATE, OR THEIR AUTHORIZED REPRESENTATIVES, AND GUESTS OF IMMUNEX. YOUR ADMITTANCE TICKET IS INCLUDED IN THIS MAILING.

                                    CONTENTS

INFORMATION CONCERNING SOLICITATION AND VOTING..............      1
  General...................................................      1
  Record Date and Outstanding Shares........................      1
  Quorum....................................................      1
  Revocability of Proxies...................................      1
  Solicitation of Proxies...................................      1
  Voting....................................................      1
PRINCIPAL SHAREHOLDERS......................................      3
SECURITY OWNERSHIP OF MANAGEMENT............................      4
PROPOSAL 1: ELECTION OF DIRECTORS...........................      5
  Information on Committees of the Board of Directors and
    Meetings................................................      7
  Compensation of Directors.................................      8
PROPOSAL 2: RATIFICATION OF THE INDEPENDENT AUDITORS........      9
RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND
  AMERICAN CYANAMID COMPANY.................................      9
  Background................................................      9
  Governance Agreement......................................      9
    Overview................................................      9
    Designation of Candidates for Our Board.................     10
    Certain Approval Rights.................................     11
    Subscription Rights of American Home Products...........     12
    Transfer Of Our Common Stock By American Home
     Products...............................................     12
    Material Transactions With American Home Products.......     13
    Registration Rights.....................................     13
    Termination.............................................     13
  Product Rights Agreement..................................     13
  TACE Agreement............................................     15
  TNFR License and Development Agreement....................     15
  ENBREL Promotion Agreement................................     15
  Convertible Subordinated Note.............................     16
EXECUTIVE OFFICERS..........................................     17
EXECUTIVE COMPENSATION......................................     18
  Summary Compensation Table................................     18
  Option Grants in Fiscal 1999..............................     19
  Option Exercises in Fiscal 1999 and Year-End Values.......     19
  Change in Control and Employment Agreements...............     20
  Compensation Committee Interlocks and Insider
    Participation...........................................     20
REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION
  COMMITTEE AND THE STOCK OPTION PLAN ADMINISTRATION
  COMMITTEE.................................................     20
PERFORMANCE GRAPH...........................................     23
  Comparison of Cumulative Total Return Among Immunex, S&P
    500 Index and Nasdaq Pharmaceutical Index...............     23
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.....     24
SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING...............     24
OTHER MATTERS...............................................     24

                                     [LOGO]

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The Board of Directors of Immunex Corporation is sending you this proxy statement in connection with its solicitation of proxies for use at Immunex's 2000 annual meeting of shareholders. The annual meeting will be held at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington on Tuesday, April 25, 2000 at 9:00 a.m. We intend to give or mail to shareholders definitive copies of this proxy statement and accompanying proxy card(s) on or about March 24, 2000.

RECORD DATE AND OUTSTANDING SHARES

    Only those shareholders who owned common stock at the close of business on March 8, 2000, the record date for the annual meeting, can vote. At that date, there were 166,608,925 issued and outstanding shares of common stock.

QUORUM

    A quorum for the annual meeting is a majority of the outstanding shares of common stock entitled to vote and present, whether in person or by proxy, at the annual meeting.

REVOCABILITY OF PROXIES

    If you give your proxy to us, you have the power to revoke it at any time before it is exercised. Your proxy may be revoked by:

    - notifying the Secretary of Immunex in writing before the annual meeting;

    - delivering to the Secretary of Immunex before the annual meeting a signed proxy with a later date; or

    - attending the annual meeting and voting in person.

SOLICITATION OF PROXIES

    We retained MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York, to help solicit proxies. We will pay the cost of their services, which is estimated at approximately $5,000, plus expenses. Proxies will be solicited by personal interview, mail and telephone. In addition, we may reimburse brokerage firms and other persons who represent beneficial owners of common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.

VOTING

    You are entitled to one vote for each share of common stock you hold. For the election of directors, the directors who receive the greatest number of affirmative votes cast by holders of common stock present, in person or by proxy, and entitled to vote at the annual meeting, will be elected to the Board. You are not entitled to cumulate votes in the election of directors. To ratify the Board's selection and appointment of Ernst & Young LLP to serve as the independent auditors to Immunex, the affirmative vote of the holders of a majority of common stock present, in person or by proxy, and entitled to vote at the annual meeting, is required.

    If your shares are represented by proxy, they will be voted in accordance with your directions. If your proxy is signed and returned without any direction given, your shares will be voted in accordance with our recommendation. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in the proxy statement and the accompanying notice of annual meeting of shareholders. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named in it to vote the shares in their best judgment.

    Abstention and broker non-votes will have no effect on either of the proposals to be voted on at the annual meeting since they will not represent votes cast at the annual meeting for the purpose of voting on such proposals.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth as of December 31, 1999, information regarding all shareholders known by Immunex to be the beneficial owners of more than 5% of our outstanding voting securities, based on publicly available information. Where applicable, this information is adjusted to reflect the 2-for-1 splits of our common stock effected March 25, 1999 and August 26, 1999 and the 3-for-1 split of our common stock effected March 20, 2000.

NAME AND ADDRESS OF                                                AMOUNT AND NATURE OF   PERCENT OF
BENEFICIAL OWNER                                  TITLE OF CLASS   BENEFICIAL OWNERSHIP     CLASS
-------------------                               --------------   --------------------   ----------
American Home Products Corporation..............   Common Stock        281,820,093(1)        55.3%
  Five Giralda Farms
  Madison, New Jersey 07940
FMR Corp........................................   Common Stock         56,140,710(2)        11.4%
  82 Devonshire Street
  Boston, Massachusetts 02109
Wellington Management Company, LLP..............   Common Stock         30,168,825(3)         6.1%
  75 State Street
  Boston, Massachusetts 02109

------------------------

(1) In a filing on Schedule 13D/A, dated August 6, 1999, American Home Products Corporation, or AHP, reported sole voting and dispositive power over all of the shares that it beneficially owns. These shares include shares held by two wholly owned subsidiaries of AHP and 15,544,041 shares underlying a convertible subordinated note held by AHP, as described below under RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY--CONVERTIBLE SUBORDINATED NOTE.

(2) In a filing on Schedule 13G/A, dated February 14, 2000, FMR Corp. reported sole voting power with respect to 6,716,730 shares and sole dispositive power with respect to 56,140,710 shares. Fidelity Management & Research Company, or Fidelity, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 48,914,880 shares. Edward C. Johnson 3d (Chairman of FMR Corp.), FMR Corp. (through its control of Fidelity) and the funds each has sole power to dispose of 48,914,880 shares owned by the funds. Neither FMR Corp. nor Edward C. Johnson 3d has sole power to vote or direct the voting of shares owned directly by the funds. Fidelity Management Trust Company, or FMTC, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 5,738,400 shares. Edward C. Johnson 3d and FMR Corp. (through its control of
    FMTC), each has sole dispositive power over 5,738,400 shares and sole power to vote or to direct the voting of 5,229,300 shares and no power to vote or direct the voting of 509,100 shares owned by certain institutional accounts. Edward C. Johnson 3d owns 12.0% of the outstanding voting stock of FMR Corp. and Abigail Johnson, a director of FMR Corp., owns 24.5% of the outstanding voting stock of FMR Corp. Members of the Edward C. Johnson 3d family, which collectively control approximately 49% of the voting power of FMR Corp., may be deemed, under the Investment Company Act of 1940, to form a "controlling group" with respect to FMR Corp. The foregoing information is based solely on a review of the referenced Schedule 13G/A.

(3) In a filing on Schedule 13G/A, dated February 9, 2000, Wellington Management Company, LLP, or WMC, reported that WMC, in its capacity as investment advisor, may be deemed to beneficially own 30,168,825 shares which are held of record by clients of WMC. WMC further reported shared voting power with respect to 10,510,125 shares and shared dispositive power with respect to 29,888,925 shares. WMC reported sole voting or dispositive power over no shares.

                        SECURITY OWNERSHIP OF MANAGEMENT

    The following table sets forth as of March 8, 2000, the number of our outstanding voting securities beneficially owned by (1) each director and each director nominee, (2) each executive officer for whom compensation is reported in this proxy statement, and (3) all current directors and executive officers as a group. Where applicable, this information is adjusted to reflect the 2-for-1 splits of our common stock effected March 25, 1999 and August 26, 1999 and the 3-for-1 split of our common stock effected March 20, 2000.

                                                                   AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                          TITLE OF CLASS   BENEFICIAL OWNERSHIP     CLASS
------------------------                          --------------   --------------------   ----------
Edward V. Fritzky...............................   Common Stock        2,363,369(1)             *
Scott G. Hallquist..............................   Common Stock          923,592(2)             *
Peggy V. Phillips...............................   Common Stock          826,531(3)             *
Douglas E. Williams.............................   Common Stock          601,200(4)             *
John E. Lyons...................................   Common Stock          228,000(5)             *
David A. Mann...................................   Common Stock           74,760(6)             *
Edith W. Martin.................................   Common Stock           60,000(7)             *
Kirby L. Cramer.................................   Common Stock           48,000(8)             *
Robert I. Levy..................................   Common Stock               --               --
John R. Considine...............................   Common Stock               --               --
Joseph M. Mahady................................   Common Stock               --               --
All current directors and executive officers as
 a group (11 persons)...........................   Common Stock        5,125,452              1.0%

------------------------

*   Less than 1% of the outstanding shares of common stock.

(1) Includes 2,178,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(2) Includes 655,625 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(3) Includes 813,600 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(4) Includes 601,200 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(5) Includes 228,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(6) Includes 74,760 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(7) Includes 48,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(8) Includes 48,000 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

    The following table sets forth as of March 8, 2000, the number of outstanding voting securities of American Home Products Corporation, or AHP, beneficially owned by (1) each director and each director nominee, (2) each executive officer for whom compensation is reported in this proxy statement, and
(3) all current directors and executive officers as a group.

                                                                   AMOUNT AND NATURE OF   PERCENT OF
NAME OF BENEFICIAL OWNER                          TITLE OF CLASS   BENEFICIAL OWNERSHIP     CLASS
------------------------                          --------------   --------------------   ----------
Edward V. Fritzky...............................  Common Stock                 --            --
Scott G. Hallquist..............................  Common Stock              1,500             *
Peggy V. Phillips...............................  Common Stock                 --            --
Douglas E. Williams.............................  Common Stock                 --            --
John E. Lyons...................................  Common Stock                 --            --
David A. Mann...................................  Common Stock                 --            --
Edith W. Martin.................................  Common Stock                 --            --
Kirby L. Cramer.................................  Common Stock                 --            --
Robert I. Levy..................................  Common Stock            424,536(1)          *
John R. Considine...............................  Common Stock            290,494(2)
Joseph M. Mahady................................  Common Stock             73,812(3)          *
All current directors and executive officers as
  a group (11 persons)..........................  Common Stock            790,342             *

------------------------

*   Less than 1% of the outstanding shares of common stock.

(1) Includes 362,198 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(2) Includes 241,132 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

(3) Includes 69,998 shares that are issuable upon exercise of stock options that are currently exercisable or are exercisable within 60 days.

                       PROPOSAL 1: ELECTION OF DIRECTORS

    The shareholders will elect a Board of Directors consisting of nine directors, each of whom will hold office for one year or until their successor is elected and qualified to serve.

    Under the Amended and Restated Governance Agreement dated as of December 15, 1992, AHP is entitled to designate three directors, know as AHP Directors, who can be officers or employees of AHP and one independent director for election to the Board. While AHP has not yet designated a candidate to serve as an independent director, it may do so at any time. For more information regarding this topic, see the section below entitled RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY--GOVERNANCE AGREEMENT--DESIGNATION OF CANDIDATES FOR OUR BOARD. Proxies may not be voted for a greater number of persons than the number of nominees named.

    The Board has approved the nominees named below, who were designated in accordance with the Governance Agreement. Unless otherwise instructed, persons named in the accompanying proxy will vote for those nominees. Although we anticipate that all the nominees will be available to serve as directors, should any of them not accept the nomination, or otherwise be unable to serve, the proxies will be voted for the election of such substitute nominees in accordance with the Governance Agreement.

    The following table sets forth the name and age of each nominee for election as a director, the positions and offices held by the nominee with Immunex and the period during which the nominee has served as a director of Immunex:

                                                                                            DIRECTOR
       NAME            AGE                  POSITIONS AND OFFICES WITH IMMUNEX               SINCE
-------------------  --------   ----------------------------------------------------------  --------
Edward V. Fritzky       49      Chief Executive Officer; President; Chairman of the Board     1994
John R. Considine       49      Director                                                      2000
Kirby L. Cramer         63      Director                                                      1987
Robert I. Levy          62      Director                                                      1998
John E. Lyons           74      Director                                                      1993
Joseph M. Mahady        46      Director                                                      1998
Edith W. Martin         54      Director                                                      1993
Peggy V. Phillips       46      Executive Vice President; Chief Operating Officer;            1996
                                Director
Douglas E. Williams     41      Executive Vice President; Chief Technology Officer;           1996
                                Director

    Mr. Fritzky has been Chief Executive Officer and Chairman of the Board since January 1994. In April 1999, Mr. Fritzky was named President. Mr. Fritzky served as President of Lederle Laboratories, a division of American Cyanamid Company, from 1992 to 1994 and as Vice President of Lederle from 1989 to 1992. Prior to joining Lederle, Mr. Fritzky was an executive of Searle Pharmaceuticals, Inc., a subsidiary of Monsanto Company. During his tenure at Searle, Mr. Fritzky was Vice President, Marketing and later President and General Manager of Searle Canada, Inc. and Lorex Pharmaceuticals, a joint venture company. Mr. Fritzky also serves on the board of directors of Geron Corporation and SonoSite, Inc. Mr. Fritzky is the Chair of the Succession Planning Committee.

    Mr. Considine has been Senior Vice President, Finance of AHP since
January 2000. He has held various positions with AHP since 1983. Mr. Considine held the positions of Vice President-Finance from 1992 to 2000, Vice President and Treasurer from 1989 to 1992, and Vice President and Comptroller from 1985 to 1989. For a discussion of AHP's right to designate Mr. Considine as our director, see the section below entitled RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY.

    Mr. Cramer has been a director since October 1987. Mr. Cramer is Chairman of SonoSite, Inc. and Northwestern Trust and Investors Advisory Company and Chairman Emeritus of Hazleton Laboratories Corporation. He also serves on the board of directors of DJ Orthopedics, LLC, Landec Corporation, Huntington Life Science, Ragen MacKenzie Group, Incorporated and The Commerce Bank of Washington. Mr. Cramer is the Chair of the Compensation Committee and the Stock Option Plan Administration Committee.

    Dr. Levy has been a director since April 1998. Dr. Levy has served since March 1998 as Senior Vice President, Science and Technology of AHP. From
March 1992 until March 1998, he served as the President of the Wyeth-Ayerst Research division of AHP. For a discussion of AHP's right to designate Dr. Levy as our director, see the section below entitled RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY.

    Mr. Lyons has been a director since June 1993. Mr. Lyons retired as Vice Chairman of the Board of Merck & Company in 1991. He joined Merck in 1950 as a Research Chemist and held a number of senior marketing and sales positions in the Merck, Sharp & Dohme division of Merck & Company, serving as its President from 1975 to 1985. He was appointed Corporate Senior Vice President of Merck in 1982, Executive Vice President in 1985, and Vice Chairman of the Board in 1988. Mr. Lyons also serves on the board of directors of Synaptic Pharmaceutical Company.

    Mr. Mahady has been a director since February 1998. Mr. Mahady has held various positions with AHP and its Wyeth-Ayerst Laboratories division since 1979. He has been the President of

Wyeth-Ayerst North America since September 1997. Previously, he was President of Wyeth-Ayerst Pharmaceutical Business Division from August 1995 through
September 1997, having previously been promoted to Senior Vice President in February 1995 and Vice President in October 1991. For a discussion of AHP's right to designate Mr. Mahady as our director, see the section below entitled RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY.

    Dr. Martin has been a director since June 1993. Dr. Martin is Vice President and Chief Information Officer of Halliburton Company, a position she has held since March 1999. Dr. Martin was Vice President and Chief Information Officer of Eastman Kodak Company, a position she held from January 1996 to December 1997. Between September 1994 and February 1996, Dr. Martin was the Executive Vice President and Chief Technology Officer of the Student Loan Marketing Association, or Sallie Mae. Prior to joining Sallie Mae, Dr. Martin had been Vice President and Chief Information Officer of the International Telecommunications Satellite Organization, or INTELSAT, since 1992. Prior to joining INTELSAT, Dr. Martin was Vice President, High Technology Center, The Boeing Company. Dr. Martin also serves on the board of directors of Information Resources, Inc. and Pharmacopeia, Inc. Dr. Martin is the Chair of the Audit Committee.

    Ms. Phillips has been a director since July 1996. She joined Immunex in 1986 and was named Senior Vice President, Pharmaceutical Development in
September 1994. In October 1999, Ms. Phillips was named Executive Vice President and Chief Operating Officer. She was elected an executive officer of Immunex in July 1995. From 1991 until its dissolution in January 1995, Ms. Phillips was Senior Vice President and Chief Operating Officer of Immunex Research and Development Corporation, Immunex's former wholly owned research and development corporation. Ms. Phillips received an M.S. in microbiology from the University of Idaho.

    Dr. Williams has been a director since April 1996. He joined Immunex in 1988 and served as Vice President of Research and Development from 1992 until September 1994, when he was appointed Senior Vice President, Discovery Research. Dr. Williams was named Executive Vice President and Chief Technology Officer in October 1999. He was elected an executive officer of Immunex in July 1995.
Dr. Williams received a Ph.D. in physiology from the State University of New York at Buffalo, Roswell Park Memorial Institute Division.

INFORMATION ON COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS

    During the last fiscal year there were six meetings of the Board. All incumbent directors except Dr. Levy attended at least 75% of the Board meetings held. All incumbent directors attended at least 75% of the meetings held by all committees on which they served.

    In accordance with the Governance Agreement, the Board maintains an Audit Committee, a Compensation Committee, a Nominating Committee, a Stock Option Plan Administration Committee and a Succession Planning Committee.

    The Audit Committee, currently composed of Messrs. Cramer and Lyons and
Dr. Martin, is responsible, among other things, for recommending the selection of certified public accountants to the Board, reviewing the scope and results of the audits and reviewing our accounting policies and procedures, and system of internal controls. During the past year, there were three Audit Committee meetings.

    The Compensation Committee, currently composed of Messrs. Considine, Cramer and Lyons and Dr. Martin, is responsible for, among other things, recommending to the Board the adoption and amendment of employee benefit plans and arrangements and the engagement of, and terms of any employment agreements and arrangements with, and termination of, all corporate executive officers. During the past year, there was one Compensation Committee meeting.

    The Nominating Committee, currently composed of Mr. Considine and
Dr. Williams, is responsible for the nomination of directors and the solicitation of shareholder proxies. Under the Governance Agreement, designation of directors for nomination is to be made exclusively by Immunex and AHP. During the past year, there were no Nominating Committee meetings.

    The Stock Option Plan Administration Committee, currently composed of Messrs. Considine, Cramer, Lyons and Mahady and Drs. Levy and Martin, is responsible, among other things, for administering all of our stock option plans. During the past year, there were four Stock Option Plan Administration Committee meetings.

    The Succession Planning Committee, currently composed of Messrs. Considine, Cramer and Fritzky, is responsible for planning for the succession of officers and for aiding in the identification and development of qualified candidates for successors to our current executive officers and in key leadership positions throughout Immunex. During the past year, there were two Succession Planning Committee meetings.

COMPENSATION OF DIRECTORS

    Each independent director receives $6,000 per quarter and, if the independent director is a chairperson of a committee, an additional $1,000 per quarter. In addition, each independent director receives $1,000 for each Board meeting and each committee meeting attended in person and $500 for each meeting attended telephonically. Directors designated for election by our management, know as management directors, and AHP directors receive no additional compensation for attending Board or committee meetings.

    Under our Stock Option Plan for Nonemployee Directors, each independent director receives a one-time grant of an option to purchase 10,000 shares of common stock on the day such director is initially elected or appointed to the Board. Each continuing independent director receives an annual grant of an option to purchase 5,000 shares of common stock immediately following each year's annual meeting of shareholders. However, if a grant to an independent director occurs within 90 days following certain changes in our capitalization (for example, a stock split), the shares subject to such grant are proportionately adjusted to be the same number and class of shares that would have been subject to such grant had it been outstanding immediately prior to the change in capitalization. In the case of the 1999 grant to independent directors, the 2-for-1 split of our common stock effected March 25, 1999 resulted in an application of this adjustment provision and a grant of 10,000 shares to the continuing independent directors on April 29, 1999. All such options vest at a rate of 20% per year over a five-year period.

              PROPOSAL 2: RATIFICATION OF THE INDEPENDENT AUDITORS

    The Board unanimously recommends that you vote "FOR" ratification of their selection and appointment of Ernst & Young LLP, certified public accountants, to serve as our independent auditors for the year ending December 31, 2000. On February 17, 2000, the Board unanimously approved the recommendation of the Audit Committee that Ernst & Young LLP be retained as our independent auditors and selected and appointed Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2000. The Board's selection and appointment is subject to reconsideration by the Board in the event that our shareholders fail to ratify the selection of Ernst & Young LLP pursuant to this Proposal 2. The Board believes that Ernst & Young LLP, having been our auditor since Immunex's inception, has the advantage of a longstanding, constructive relationship with Immunex.

    If the shareholders fail to approve this Proposal 2, the Board will reconsider whether or not to retain Ernst & Young LLP as our independent auditors. Whether or not the Board's selection is ratified, the Board in its discretion may retain Ernst & Young LLP or direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such action would be in the best interests of Immunex or our shareholders.

    A representative of Ernst & Young LLP is expected to be present at the annual meeting, with the opportunity to make a statement, if the representative so desires, and is expected to be available to respond to appropriate questions from shareholders.

            RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND
                           AMERICAN CYANAMID COMPANY

BACKGROUND

    In 1993, the predecessor to the current Immunex Corporation was merged into Lederle Oncology Corporation, a subsidiary of American Cyanamid Company, or Cyanamid, created for the purpose of merging Cyanamid's Lederle Laboratories oncology business in the United States and Canada with our biopharmaceutical business. As a result of the merger, Cyanamid received the number of shares equal to 53.5% of our common stock and dilutive securities outstanding immediately following the merger. In late 1994, AHP purchased all of the common stock of Cyanamid. Thus, AHP owns Cyanamid's and its affiliate's interest in our common stock. Before AHP's purchase of Cyanamid, we entered into an agreement with AHP under which AHP agreed to protect our rights under our agreements with Cyanamid and be bound by Cyanamid's obligations under these agreements. AHP or various divisions or affiliates of AHP have assumed some of the rights and obligations of Cyanamid under the various agreements that we entered into with Cyanamid at or after the time of the merger, including various supply, license and distribution agreements. In the following discussion, AHP refers to AHP, or its various divisions or affiliates, including Cyanamid.

    Immunex and AHP are parties to numerous agreements that AHP assumed from Cyanamid or that Immunex entered into directly with AHP. The following agreements, in particular the Governance Agreement, together with the Product Rights Agreement, establish the framework for our ongoing relationship with AHP.

GOVERNANCE AGREEMENT

    OVERVIEW

    At the same time that we entered into the 1993 merger, we entered into an Amended and Restated Governance Agreement with Cyanamid. AHP assumed the rights and obligations of Cyanamid under the Governance Agreement, which includes, among other matters, agreements relating to the following:

    - the corporate governance of Immunex, including the composition of our Board of Directors;

    - rights of AHP to purchase additional shares of our common stock from us if specified events occur;

    - future purchases and sales of our common stock by AHP;

    - the right of members of our Board designated by AHP to approve specified corporate actions;

    - the requirement that a supermajority of the members of our Board approve specified corporate actions; and

    - payments to be made by AHP to us in the event that the products acquired under the 1993 merger did not achieve net sales targets. This provision expired on December 31, 1997 and AHP made its final payment under this provision to us in February 1998.

    DESIGNATION OF CANDIDATES FOR OUR BOARD

    Our Board, following the annual meeting, will consist of nine directors. Under the Governance Agreement, three directors are designated for election by our management, three are designated for election by AHP and three independent directors are designated for election by agreement of Immunex and AHP. AHP has the right to designate a fourth independent director for election, but has not exercised this right.

    At all times during the term of the Governance Agreement, the number of directors that AHP and our management have the right to designate will be determined by the percentage interest of Immunex beneficially owned by AHP. If AHP's interest is:

    - below 20%, AHP will have no right to designate any directors, and our management will have the right to designate six management directors;

    - 20% or above but less than 35%, AHP will have the right to designate one AHP director, and our management will have the right to designate five management directors;

    - 35% or above but less than 45%, AHP will have the right to designate two AHP directors, and our management will have the right to designate four management directors;

    - 45% or above but less than 65%, AHP will have the right to designate three AHP directors, and our management will have the right to designate three management directors; and

    - 65% or above, AHP will have the right to designate four AHP directors, by adding an additional AHP director to the Board, and our management will have the right to designate three management directors.

In the event that AHP's interest is such that there are more AHP directors on the Board than AHP has the right to designate, AHP will promptly cause to resign, and take all other action reasonably necessary to cause the prompt removal of, that number of AHP directors as required to make the remaining number of AHP directors conform with the above formula. Similarly, in the event that AHP's interest is such that there are more management directors on the Board than our management has the right to designate, our management will promptly cause to resign, and take all other action reasonably necessary to cause the prompt removal of, that number of management directors as required to make the remaining number of management directors conform with the above formula.

    With certain exceptions, AHP and the management directors will have the right to designate replacements for directors designated under the Governance Agreement by AHP or the management directors, at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. The Board will elect each person so designated upon nomination by the Nominating Committee, which consists of an equal number of directors designated by each of Immunex and AHP. No individual who is an officer, director, partner or principal shareholder of any competitor of Immunex or any of its subsidiaries (other than AHP and its affiliates) may be designated to serve as our director.

    In any election of directors or any meeting of our shareholders called expressly for the removal of directors, AHP and its affiliates will vote their shares of common stock for all nominees in proportion to the votes cast by our other shareholders, except that AHP and its affiliates may cast any or all of their votes, in their sole discretion, (1) in favor of any nominee designated by AHP under the Governance Agreement and (2) in connection with any election contest to which Rule 14a-11 under the Securities Exchange Act of 1934, as amended, applies. With certain limited exceptions, in all other matters submitted to a vote of our shareholders, AHP may vote any or all of its shares in its sole discretion.

    CERTAIN APPROVAL RIGHTS

    So long as AHP has the right to designate at least two AHP directors, the approval of at least one of the AHP directors will be required for the Board to approve and authorize certain corporate actions. Such actions include, without limitation:

    - the entry by us or any of our subsidiaries into any merger or consolidation or the acquisition by us or any of our subsidiaries of any business or assets that would constitute more than 10% of the fair market value of the total assets of Immunex and our subsidiaries;

    - the sale, lease, pledge, grant of security interest in, license, transfer or other disposal by us or any of our subsidiaries of more than 10% of the fair market value of the total assets of Immunex and our subsidiaries;

    - with specified exceptions, the issuance of any debt or equity securities or other capital stock of Immunex or any of our subsidiaries;

    - subject to specified exceptions, a reclassification, split, redemption or other acquisition of any of our debt or equity securities of Immunex or any of our subsidiaries;

    - any amendment to our Articles of Incorporation or Bylaws or any change in the size or composition of the Board or a committee thereof, except in accordance with the Governance Agreement;

    - the establishment of any committee of the Board not specifically described in the Governance Agreement;

    - any change in our accounting policies or procedures or those of any of our subsidiaries;

    - the payment or discharge of any claim, liability or obligation other than in the ordinary course of business, except where such claim, liability or obligation does not exceed $350,000;

    - the commencement or termination of any suit, litigation or proceeding with respect to patent rights, and any other suit, litigation or proceeding that involves a claim, liability or obligation in excess of $350,000 or that is material to our business or assets;

    - any (a) incurrence of indebtedness for borrowed money other than as provided for in our annual operating plans provided to AHP or its affiliates from time to time or (b) capital expenditure by us or any of our subsidiaries that is greater than both (1) $350,000 and (2) the amount provided for such expenditure in our annual operating plans;

    - the institution by us or any of our subsidiaries of any shareholder rights plan or similar plan or device;

    - the acquisition by us or any of our subsidiaries of technology or products under any license or similar arrangement if the payments under all such licenses that are not contingent on sales of licensed technology or products would exceed $500,000 during any year; or

    - the dissolution of Immunex or any of our subsidiaries, the adoption of a plan of liquidation for Immunex or any of our subsidiaries or any action by us or any of our subsidiaries to commence any bankruptcy or similar proceeding.

    The approval of seven directors (or, if the Board consists of more than nine persons, that number of directors that represents 70% of the total number of directors, rounded up), will be required for the Board to approve any of the following:

    - the employment of our senior officers, specifically our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Scientific Officer;

    - annual operating plans for Immunex and our subsidiaries, which shall include all material capital expenditures and borrowing plans applicable to the year in question;

    - our five-year product development and facility plans; and

    - amendment of the Governance Agreement or provisions of our Articles of Incorporation or Bylaws implementing the provisions of the Governance Agreement (this act also requires the additional approval of two independent directors).

    The approval of six directors, which six directors must include each of the independent directors, will be required to authorize and approve the termination of any senior officer.

    SUBSCRIPTION RIGHTS OF AMERICAN HOME PRODUCTS

    So long as AHP has the right to designate at least one AHP director, AHP must be offered the right to purchase a pro rata share of new securities prior to any issuance of securities by us. The foregoing right does not apply, however, to securities issued upon exercise of outstanding options or warrants and to other issuances specified in the Governance Agreement.

    So long as AHP has the right to designate at least one AHP director, AHP has the option to purchase from us on a quarterly basis additional shares of our common stock or other voting stock to the extent necessary to permit AHP to maintain the percentage of shares of our common stock or other voting stock, as the case may be, owned by AHP and its affiliates as of the immediately preceding quarter. The per share purchase price of these shares of our common stock or other voting stock will be equal to the fair market value of such shares, as determined in accordance with the Governance Agreement, on the date of AHP's purchase.

    TRANSFER OF OUR COMMON STOCK BY AMERICAN HOME PRODUCTS

    AHP and its wholly owned subsidiaries may transfer all, but not less than all, of the shares of our common stock beneficially owned by them to any other person other than an affiliate of AHP, provided that such other person has offered to acquire all of our outstanding shares of common stock on the same terms and conditions as those offered to AHP. In addition, if AHP intends to transfer its shares of our common stock, AHP is required to notify us of that intent and, for three months after such notice, we will have the opportunity to present to AHP a potential buyer willing to purchase all, but not less than all, of the shares of our common stock beneficially owned by AHP and its wholly owned subsidiaries. In the event that a potential buyer is presented, AHP may not consummate a sale on terms less favorable to AHP than those proposed by the potential buyer.

    MATERIAL TRANSACTIONS WITH AMERICAN HOME PRODUCTS

    We may not enter into any contract, agreement or transaction with AHP or any of its affiliates that is material to our business, taken as a whole, unless two-thirds of the members of the Board, excluding the AHP directors and including at least two independent directors, approve that contract, agreement or transaction.

    REGISTRATION RIGHTS

    Under the Governance Agreement, a group of our securities, all of which are currently beneficially owned by AHP, are referred to as Registrable Securities. The Registrable Securities include the securities issued to Cyanamid as part of the 1993 merger, any securities issued pursuant to the Governance Agreement and, at AHP's option, the securities issuable upon conversion of a convertible subordinated note held by AHP, which is described below under the caption CONVERTIBLE SUBORDINATED NOTE. The holders of at least 25% of the Registrable Securities may request that we file a registration statement under the Securities Act of 1933, as amended, covering the registration of any or all Registrable Securities held by those holders. We are not obligated to effect more than three such registrations. The Governance Agreement, however, does not limit the number of short-form registrations on Form S-3 that may be requested and obtained if we are eligible to use Form S-3, as long as the estimated aggregate offering price to the public exceeds $25 million and the other provisions of the Governance Agreement are satisfied.

    Subject to specified conditions, if we propose to file a registration statement under the Securities Act on any form (other than on Form S-4 or S-8) that also would permit the registration of Registrable Securities, and such filing is for the general registration of shares of common stock for cash, we must give notice thereof to the holders of the registration rights and permit those holders to include Registrable Securities in the registration.

    AHP's registration rights are subject to conditions set forth in the Governance Agreement. In addition, the Governance Agreement sets forth specific procedures relating to those registration rights and detailed obligations of the parties relating thereto. All expenses incident to the performance by us of our obligations relating to the registration of AHP's shares of common stock will be paid by us, except that the holders exercising registration rights will pay all expenses incident to the second or third registration. In addition, the holders of Registrable Securities will pay the underwriting commissions and discounts applicable to securities offered for their account in connection with any registrations, filings and qualifications made pursuant to the Governance Agreement, as well as related attorneys' fees. Immunex and the holders of Registrable Securities each have agreed to indemnify the other, in certain instances, for liabilities incurred in connection with such registrations.

    TERMINATION

    The Governance Agreement will terminate at the earlier of (1) when AHP and its affiliates beneficially own 95% of all classes and series of common stock and (2) when AHP and its affiliates no longer own any such shares.

PRODUCT RIGHTS AGREEMENT

    In July 1998, we entered into a Product Rights Agreement with AHP, under which we granted AHP an option to obtain exclusive, royalty-bearing worldwide licenses to a limited number of our products for all clinical indications. This option is referred to as a Product Call. Under the Product Rights Agreement, AHP also owns a right of first refusal to our covered products and technologies that may only be exercised if our Board decides that Immunex will not market a covered product or technology by itself in any part of the world where Immunex has or acquires marketing rights. AHP's right of first refusal, which is subject to specified negotiation periods and establishment of mutually acceptable terms, applies to our covered products and technologies in all fields, including NUVANCE-TM- (IL-4 receptor) and TNF related apoptosis inducing ligand (TRAIL), but not including LEUKINE-Registered Trademark- (sargramostim, GM-CSF), MOBISTA-TM- (Flt3 ligand) (formerly known as MOBIST-TM-), AVREND-TM- (CD40 ligand), IL-15, and several other Immunex products.

    The Product Rights Agreement provides AHP with a Product Call for up to four Immunex products over a period discussed below. The Product Rights Agreement also provides that AHP must exercise a Product Call for an Immunex product within specified time periods determined by reference to when Immunex formally accords a product status as an IND-track product and when the first positive Phase II clinical data for that Immunex product is available, or else AHP will lose the right to use a Product Call on that Immunex product. Some Immunex products are excluded from AHP's Product Calls, including
ENBREL-Registered Trademark- (etanercept), NUVANCE, LEUKINE, MOBISTA, AVREND, IL-15, any product marketed by Immunex as of July 1, 1998, and several other products. In August 1999, Immunex provided notice to AHP that Immunex had accorded IND-track status to TRAIL, thereby commencing the time period during which AHP may exercise a Product Call with respect to our interest in TRAIL.

    If AHP exercises a Product Call for an Immunex product, AHP and Immunex will enter into an elected product agreement granting AHP exclusive worldwide rights (or if less than exclusive worldwide rights are held by us, all of our rights) to this Immunex product for all indications. Under the elected product agreement, AHP will pay us an initial fee, milestone payments and royalties on any future worldwide net sales of this Immunex product after regulatory approvals. The initial fee, milestone payments and royalties are determined by the development stage of the product when AHP exercises the Product Call. In total, the initial fees and milestone payments range from $25 million if we have given the product IND status, up to $70 million if we have given notice to AHP that data from the first positive Phase II clinical trial results are available for the product. The royalties AHP pays to us increase based on the development stage of the product and based upon the product attaining specified annual net sales thresholds.

    Under the Product Rights Agreement, we have the right to keep ownership to up to two of our products for which AHP has exercised Product Calls, referred to as a Conversion Right, in exchange for our commitment to pay milestone payments and royalties to AHP and, in the case of the second Conversion Right only, an initial fee. Our milestone payments to AHP are fixed at one-half the amount AHP would otherwise pay us for a Product Call, and our royalties payable to AHP are always fixed at the lowest of the four levels of royalties that AHP would otherwise pay us after exercising a Product Call. If we exercise one of our Conversion Rights for an Immunex product, which must be exercised within 30 days after AHP exercises one of its Product Calls, we will enter into a converted product agreement with AHP for the product that will provide for Immunex payments to AHP as discussed above, unless AHP has exercised its option to obtain a replacement Product Call, as discussed below. We may not exercise our Conversion Rights on both of the first two Product Calls exercised by AHP. If we exercise a Conversion Right, AHP may within 30 days elect to obtain one replacement Product Call from Immunex. If AHP makes this election, AHP waives its right to receive any applicable initial fee, milestone payments and royalties from us on this converted product. If either party exercises its rights under the Product Rights Agreement and acquires or retains rights to an Immunex product, the company that exercised these rights assumes independent development responsibility for that product, including the payment of all costs for future product development.

    The Product Rights Agreement terminated several prior research and product-related agreements between Immunex and AHP, except for a right of first refusal to our products and technologies previously held by AHP under one of the terminated agreements. As a result of terminating these agreements, our oncology research payment obligations to AHP were canceled, and our exclusive rights in the United States and Canada to specified new AHP oncology products were terminated. Under another terminated agreement, AHP returned its exclusive ownership rights outside the United States and Canada to specified new Immunex oncology products in exchange for royalty payments from Immunex to AHP on future sales of LEUKINE, MOBISTA, and IL-15 outside the United States and Canada. These products are not currently approved or sold outside the United States and Canada. The Product Rights Agreement also terminated an agreement between Immunex and AHP for the development and commercialization of MOBISTA.

    AHP's rights to exercise Product Calls under the Product Rights Agreement terminate upon the first to occur of the following events:

    - AHP has exercised Product Calls and entered into elected product agreements for four of our products, subject to our two Conversion Rights and AHP's replacement Product Call;

    - June 30, 2008, with an additional year if we exercise both of our Conversion Rights; or

    - upon the later of June 30, 2003 or the date by which AHP has been given a total of eight opportunities to exercise a Product Call, except that this number increases to nine opportunities in specified circumstances.

    AHP's right of first refusal to our covered products and technologies terminate upon the later of

    - June 30, 2003 or

    - the date that AHP or its affiliates no longer own a majority of our common stock.

TACE AGREEMENT

    In December 1995, we entered into research and license agreements with AHP relating to tumor necrosis factor alpha converting enzyme. Pursuant to these TACE Agreements, Immunex has granted AHP a worldwide exclusive license under Immunex intellectual property relating to TACE, and agreed to collaborate with AHP in developing TACE inhibitors, in consideration of specified fixed payments for research services, and contingent additional payments that are payable upon achievement of specified research and clinical milestone events. In 1999, Immunex recognized $1.6 million in revenues under the TACE Agreements. In September 1997, in conjunction with the Promotion Agreement discussed below, AHP and Immunex amended one of the TACE Agreements in order to substantially increase the royalty payable by AHP to us on the first TACE molecule approved by the United States Food and Drug Administration, if any.

TNFR LICENSE AND DEVELOPMENT AGREEMENT

    In July 1996, we entered into a TNFR License and Development Agreement, or TNFR Agreement, with AHP, under which we retained marketing rights to ENBREL in the United States and Canada, and AHP retained marketing rights to ENBREL outside of the United States and Canada. The TNFR Agreement also addresses joint project management, cost sharing for development activities related to ENBREL, manufacturing responsibilities, intellectual property protection and disposition of rights upon relinquishment or termination of product development. Previously, AHP's rights to ENBREL outside the United States and Canada had been stated in a superseded research and development agreement between Immunex and Cyanamid. AHP's shared development costs totaled $23,986,000 during 1999.

ENBREL PROMOTION AGREEMENT

    In September 1997, we entered into an ENBREL Promotion Agreement with AHP, under which AHP, acting through its Wyeth-Ayerst Laboratories division, acquired the rights to promote ENBREL to all appropriate customer segments in the United States and Canada for all approved indications other than oncology. Under the terms of the ENBREL Promotion Agreement, AHP may pay Immunex up to $100 million in nonrefundable scheduled payments for the U.S. and Canadian promotion rights to ENBREL. We have already earned $85 million of these scheduled payments, as follows:

    - $15 million under the ENBREL Promotion Agreement, which was earned in September 1997;

    - $20 million when our biologics license application for ENBREL for advanced RA was accepted for review by the FDA, which was earned in June 1998;

    - $30 million upon FDA approval of ENBREL, which was earned in November 1998;

    - $10 million upon first achieving $200 million in net sales for ENBREL in the United States and Canada in any rolling 12-month period, which was earned in August 1999; and

    - $10 million upon first achieving $400 million in net sales for ENBREL in the United States and Canada in any rolling 12-month period, which was earned in February 2000.

    AHP may pay us an additional $15 million in scheduled payments under the ENBREL Promotion Agreement if and when an RA-disease modification claim for ENBREL is obtained from the FDA. We cannot be certain when, or if, we will receive the $15 million final scheduled payment.

    The ENBREL Promotion Agreement also addresses:

    - the formation of a joint ENBREL Management Committee;

    - payment to AHP of a certain percentage of any gross profits of ENBREL in the United States and Canada;

    - an allocation of each party's commercial expenses associated with marketing and sales activities with respect to ENBREL;

    - our retained rights to promote ENBREL in the United States and Canada for any approved oncology indications and to co-promote ENBREL in the United States and Canada for any approved indications promoted by AHP;

    - AHP's reimbursement of certain clinical and regulatory expenses associated with obtaining certain new indications for ENBREL;

    - an allocation of certain intellectual property expenses;

    - certain protections for us in the event AHP markets a product in the United States and Canada that is directly competitive with ENBREL; and

    - the payment of certain residual royalties to AHP in the three years following completion of AHP's activities under the ENBREL Promotion Agreement.

CONVERTIBLE SUBORDINATED NOTE

    On May 20, 1999, we issued a seven-year, three percent coupon, convertible subordinated note to AHP. The principal amount of the note, which was purchased by AHP in a private placement transaction, totaled $450 million. The note is convertible into our common stock at a price of $28.95 per share. The conversion price was set at a 30% premium over the average of the closing prices of our common stock for eight trading days up to and including May 19, 1999. After three years, we can redeem the note, as long as our closing common stock price for 20 consecutive trading days exceeds or equals $34.74 per share. After four years, we can redeem the note at any time if our closing common stock price for 20 consecutive trading days exceeds or equals the conversion price. AHP may convert the note into our common stock at any time, including in response to a notice of redemption by us. For most purposes, the common stock issuable upon conversion of this note is, at AHP's option, included in AHP's ownership of our common stock under the Governance Agreement and the Product Rights Agreement, even if the note is not converted and for as long as AHP or its affiliates own this note. The per share prices specified above have been adjusted to reflect the 2-for-1 split of our common stock effected on August 26, 1999 and the 3-for-1 split of our common stock effected March 20, 2000.

                               EXECUTIVE OFFICERS

    The following persons are executive officers of Immunex who will serve in the capacities noted until April 25, 2000, or until the election and qualification of their successors. Each officer named below is expected to be reelected at the Board meeting to be held on April 25, 2000.

                                                                                            OFFICER
       NAME            AGE                  POSITIONS AND OFFICES WITH IMMUNEX               SINCE
-------------------  --------   ----------------------------------------------------------  --------
Edward V. Fritzky       49      Chief Executive Officer; President                            1994
Scott G. Hallquist      46      Executive Vice President; General Counsel; Secretary          1987
Peggy V. Phillips       46      Executive Vice President; Chief Operating Officer             1995
Douglas E. Williams     41      Executive Vice President; Chief Technology Officer            1995
David A. Mann           40      Senior Vice President; Chief Financial Officer; Treasurer     1999

    The biographical summaries of Mr. Fritzky, Ms. Phillips and Dr. Williams, are provided above in the section entitled ELECTION OF DIRECTORS.

    Mr. Hallquist has been Executive Vice President, General Counsel and Secretary since October 1999. He joined Immunex in June 1986, initially as Director, Legal Affairs. Mr. Hallquist was elected to serve as Secretary in May 1987 and as Vice President and General Counsel in January 1989. In October 1990, he was elected Senior Vice President, General Counsel and Secretary. Prior to joining Immunex, he was employed by E.I. du Pont de Nemours & Co. as patent counsel. Mr. Hallquist received an M.B.A. and a J.D. from the University of North Carolina in 1981.

    Mr. Mann has been Senior Vice President and Chief Financial Officer since October 1999 and Treasurer since July 1999. He served as Interim Chief Financial Officer and Vice President, Finance from April 1999 to October 1999. Mr. Mann joined Immunex in 1995, as Vice President and Controller. Prior to joining Immunex, he was employed at Fred Hutchinson Cancer Research Center as Controller, and KPMG Peat Marwick as an auditor. Mr. Mann is on the board of directors of the Seattle-King County Economic Development Council. Mr. Mann holds a B.A. in accounting from Western Washington University and an M.B.A. from the University of Washington.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation information as to (1) our Chief Executive Officer and (2) our four other most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 31, 1997, 1998 and 1999. Where applicable, this information is adjusted to reflect the 2-for-1 splits of our common stock effected March 25, 1999 and August 26, 1999 and the 3-for-1 split of our common stock effected March 20, 2000.

                                                                        LONG-TERM
                                             ANNUAL COMPENSATION      COMPENSATION
                                            ---------------------   -----------------
                                                                    SHARES UNDERLYING
                                                                         OPTIONS             ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR     SALARY($)   BONUS($)        AWARDS(#)       COMPENSATION($) (1)
---------------------------      --------   ---------   ---------   -----------------   -------------------
Edward V. Fritzky .............    1999     $567,000    $595,350         540,000              $52,870
  Chief Executive Officer;         1998      525,000     525,000         540,000               40,992
  President                        1997      468,000     409,500         480,000               23,929

Peggy V. Phillips .............    1999      329,185     548,438         240,000               34,902
  Executive Vice President;        1998      269,179     311,025         240,000               25,386
  Chief Operating Officer          1997      228,690     214,397         540,000               12,594

Scott G. Hallquist ............    1999      302,832     224,848         240,000               27,500
  Executive Vice President;        1998      280,392     196,837         240,000               15,236
  General Counsel; Secretary       1997      245,960     150,930         255,000               36,227

Douglas E. Williams ...........    1999      252,432     283,982         240,000               24,090
  Executive Vice President;        1998      238,140     193,489         240,000               20,292
  Chief Technology Officer         1997      226,800     141,750         240,000               13,608

David A. Mann .................
  Senior Vice President;           1999      177,821     190,350         249,600                6,767
  Chief Financial Officer;         1998      127,904      59,617         124,200                6,256
  Treasurer                        1997      117,416      30,382         150,000                5,337

------------------------

(1) Consists of matching contributions to a 401(k) savings plan of $47,714, $32,011, $24,983, $22,296, and $5,714, payment of excess life insurance premiums of $2,945, $1,618, $1,336, $810, and $375, and payment of long-term disability premiums of $2,211, $1,273, $1,181, $984, and $678, for
    Mr. Fritzky, Ms. Phillips, Mr. Hallquist, Dr. Williams and Mr. Mann, respectively, in 1999. All dollar amounts are rounded to the nearest whole dollar.

OPTION GRANTS IN FISCAL 1999

    The following table sets forth information regarding options granted during the fiscal year ended December 31, 1999 to our Chief Executive Officer and the other officers for whom compensation is reported in this proxy statement. Where applicable, this information is adjusted to reflect the 2-for-1 splits of our common stock effected March 25, 1999 and August 26, 1999 and the 3-for-1 split of our common stock effected March 20, 2000.

                                                                                               POTENTIAL REALIZABLE VALUE
                                                      INDIVIDUAL GRANTS                                AT ASSUMED
                                  ----------------------------------------------------------          ANNUAL RATES
                                  NUMBER OF      PERCENT OF                                          OF STOCK PRICE
                                  SECURITIES   TOTAL OPTIONS                                          APPRECIATION
                                  UNDERLYING     GRANTED TO                                        FOR OPTION TERM(3)
                                   OPTIONS      EMPLOYEES IN    EXERCISE PRICE    EXPIRATION   ---------------------------
NAME                              GRANTED(#)    FISCAL YEAR      ($/SHARE)(1)      DATE(2)        5%($)          10%($)
----                              ----------   --------------   ---------------   ----------   ------------   ------------
Edward V. Fritzky...............   540,000           3%             11.479          2/22/09     3,898,361      9,879,211

Peggy V. Phillips...............   240,000           1%             11.479          2/22/09     1,732,605      4,390,760

Scott G. Hallquist..............   240,000           1%             11.479          2/22/09     1,732,605      4,390,760

Douglas E. Williams.............   240,000           1%             11.479          2/22/09     1,732,605      4,390,760

David A. Mann...................   129,600           1%             11.479          2/22/09       935,607      2,371,011
  and...........................   120,000           1%             16.229          4/28/09     1,224,772      3,103,813

------------------------

(1) The exercise price of the options is equal to the fair market value of the underlying common stock on the date of grant.

(2) All options granted in 1999 terminate 10-years from the date of grant.

(3) Future value of current year grants assuming appreciation of 5% and 10% per year over the 10-year option period. The actual value realized may be greater or less than the potential realizable values set forth in the table.

OPTION EXERCISES IN FISCAL 1999 AND YEAR-END VALUES

    The following table sets forth information for the fiscal year ended December 31, 1999 regarding options exercised by, and held at year end by, our Chief Executive Officer and the other officers for whom compensation is reported in this proxy statement. Where applicable, this information is adjusted to reflect the 2-for-1 splits of our common stock effected March 25, 1999 and August 26, 1999 and the 3-for-1 split of our common stock effected March 20, 2000.

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING               VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                       AT FISCAL YEAR-END (#)        AT FISCAL YEAR-END ($)
                             SHARES        VALUE     ---------------------------   ---------------------------
                          ACQUIRED ON    REALIZED
NAME                      EXERCISE (#)      ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                      ------------   ---------   -----------   -------------   -----------   -------------
Edward V. Fritzky.......    360,000      7,573,737    1,896,000       1,554,000    $66,117,359    $47,310,745

Peggy V. Phillips.......    144,000      2,268,600      630,600         902,400     21,188,653     22,132,185

Scott G. Hallquist......    442,560      8,020,194      647,280         721,560     22,437,857     22,096,531

Douglas E. Williams.....    111,600      1,708,250      447,000         722,400     15,391,528     22,132,185

David A. Mann...........    120,840      1,639,083       66,000         522,960      2,333,187     14,855,909

CHANGE IN CONTROL AND EMPLOYMENT AGREEMENTS

    Messrs. Fritzky, Hallquist and Mann and Ms. Phillips and Dr. Williams are each covered under our leadership continuity policy. Our leadership continuity policy provides that, if an executive officer's employment is terminated under specified circumstances within two years of the occurrence of a specified change in control of Immunex, then that executive officer will be entitled to receive
(1) an amount equal to two years of his or her then-current salary and then-current annual incentive bonus opportunity assuming the target has been achieved at the 100% level for the two-year period following termination of employment, less applicable withholdings required by law; (2) continued participation in our medical, dental, employee assistance and life insurance plans for two years following such termination; and (3) outplacement services.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee is currently composed of Messrs. Considine, Cramer and Lyons and Dr. Martin. Mr. Considine is a Senior Vice President of AHP. For details on our relationship with AHP, see the section above entitled RELATIONSHIP WITH AMERICAN HOME PRODUCTS CORPORATION AND AMERICAN CYANAMID COMPANY.

         REPORT ON EXECUTIVE COMPENSATION BY THE COMPENSATION COMMITTEE
               AND THE STOCK OPTION PLAN ADMINISTRATION COMMITTEE

    Our compensation policy as established by the Board is intended to provide competitive compensation to all employees, giving consideration to the relative contribution and performance of each employee on an individual basis. It is our policy to compensate our executive officers at levels consistent with industry norms, primarily in the form of base salary, together with incentive bonuses. In addition, it is our policy to grant stock options to each of our executive officers to align their interests with shareholder value. The biotechnology industry is extremely competitive with respect to recruitment and retention of qualified executives; accordingly, we use independently published surveys of biotechnology industry compensation levels to ensure that our compensation practices are comparable to other biotechnology companies.

    Determining the compensation of our executive officers is the responsibility of the Board, through its Compensation Committee, which has overall responsibility for our compensation policies for senior management. Our Stock Option Plan Administration Committee is responsible for administering our stock option plans. The Compensation Committee makes recommendations to the Board as to the salaries of, and incentive bonuses awarded to, our Chief Executive Officer and other executive officers. The Stock Option Plan Administration Committee determines the number and terms of options granted to our Chief Executive Officer, other executive officers and all other employees.

    Executive compensation consists of three major components: base salary, annual incentive bonus and stock options. The determination of the base salaries of the Chief Executive Officer and other executive officers is based on annual surveys of similar positions at other biotechnology companies, together with assessments of individual performance and our achievement of predetermined operating goals that are established annually by the Board (the goals for 1999 are described below). Relative weights are assigned to the factors used to determine base salaries for individual executives. Assessments of individual performance include objective standards and subjective evaluations of the value of individual executives to Immunex. The surveys employed include some, but not all, of the companies in the Nasdaq Pharmaceutical Index, one of the indices we use in the performance graph that appears below.

    The Compensation Committee meets each December to determine the annual salary component of executive compensation to be paid in the following calendar year, and the amount of cash incentive bonus compensation to be awarded executives for performance in the current year. The salaries paid to executives in 1999 were determined by reference to 1998 compensation survey data, adjusted upwards for inflation during the term between July 1998 and December 1998. The survey data considered by the Compensation Committee in determining executive salaries included salary information provided by 51 biotechnology companies having more than 500 employees, as well as a subgroup of 16 of the largest biotechnology companies. This information was blended with data from the 1998 Towers Perrin Pharmaceutical Industry Executive Compensation survey, resulting in a competitive comparison compensation rate. The Compensation Committee believes that the comparison group, the comparison subgroup, and the pharmaceutical industry data were representative of industry norms in late 1998; each group is weighted approximately equally by the Compensation Committee. The comparison subgroup consisted of Agouron Pharmaceuticals, Inc., ALZA Corporation, Amgen, Inc., Biogen, Inc.,
Genentech, Inc., Chiron Corporation, Centocor, Inc., Genzyme Corporation, Gilead Sciences, Inc., MedImmune, Inc., Millennium Pharmaceuticals, Inc., Ortho Biotech, SmithKline Beecham, and biotechnology affiliates or subsidiaries of Baxter Biotech Group, Bayer Corporation, and Scios Nova, Inc. In the case of
Mr. Fritzky, the Compensation Committee established a base salary of $567,000 for 1999, which represented approximately 101.8% of the average competitive comparison compensation rate for chief executive officers. The Compensation Committee established 1999 base salaries for our other executive officers ranging from 79.7% to 103.7% of the average competitive comparison compensation rate for executives performing similar functions.

    From time to time, the Compensation Committee considers survey data in establishing new annual bonus incentive targets for our executive officers, including annual bonus information provided for executive officers by a representative group of selected biotechnology companies, as well as from proprietary sources obtained by the external compensation consultant. The annual bonus incentive targets most recently approved by the Compensation Committee for our executive officers represented approximately the 50(th) percentile from these sources. The Compensation Committee has decided that annual bonus incentive awards for our executive officers should be driven by our overall achievements. Company objectives are established at the beginning of each year and approved by the Board. On an annual basis, the Compensation Committee conducts an assessment of our overall performance as measured against our objectives for the applicable year, and at that time the Compensation Committee determines the maximum percentage of the annual bonus incentive targets payable to our executive officers. The annual bonus targets can be increased by the Compensation Committee if we have exceeded our objectives for the year or decreased if we have failed to meet our objectives for the year. An annual bonus award can be modified upward (up to 150% of the annual bonus incentive target) or downward (to 0%) by the Compensation Committee, depending on the strength of the individual executive officer's performance.

    At its February 1997 meeting, the Compensation Committee approved the following annual incentive targets for our executive officers, which, with the exception of the percentage target for the Executive Vice President and Chief Operating Officer, continue to be the annual incentive targets used by the Compensation Committee and, thus, are the starting point for calculating the 1999 bonuses. The Chief Executive Officer, Mr. Fritzky, was eligible for an annual incentive target of 70% of base salary. In addition, the other officers for whom compensation is reported in this proxy statement are eligible for an annual incentive target of 45% of base salary or 50% of base salary. In
July 1998, the Compensation Committee increased the annual incentive target from 50% to 55% for the Executive Vice President and Chief Operating Officer, since she had taken on significant additional responsibilities as the general manager for ENBREL. Again in September 1999, the Compensation Committee increased the annual incentive target from 55% to 65% of base salary and also increased the annual salary for the Executive Vice President and Chief Operating Officer in recognition of her promotion to that position. Although based on the annual incentive target percentages, actual incentive bonuses are subject to modification based on the individual executive officer's performance and based on whether we have met our objectives for the year.

    At its December 1999 meeting, the Compensation Committee elected to establish incentive targets for Mr. Fritzky and the other executive officers for whom compensation is reported in this proxy statement of 150% of the annual incentive target amount for which each officer was eligible (i.e., 150% of 70% of base salary for Mr. Fritzky, 150% of 65% for Ms. Phillips, 150% of 50% for Dr. Williams, and 150% of 45% for Mr. Hallquist and Mr. Mann). The Compensation Committee's decision took into account our overall performance against established 1999 objectives, which had been assigned relative weights by the Board. All of our 1999 objectives previously established by the Board had been met or exceeded, including achievement of budgeted goals for revenue growth and improvement in our net operating results; completion of certain studies of ENBREL in early rheumatoid arthritis and submission of a related FDA application; accomplishment of certain manufacturing improvements and goals relating to ENBREL; initiation of a definitive clinical trial program for ENBREL in chronic heart failure; identification of a third indication for ENBREL for development and initiation of a related pilot clinical trial program; submission of an FDA application for NOVANTRONE-REGISTERED TRADEMARK- (mitoxantrone for injection concentrate) in secondary progressive multiple sclerosis; advancement of clinical trial program for MOBISTA in peripheral blood stem cell mobilization; initiation of certain clinical trials of NUVANCE; initiation of a Phase II clinical trial of AVREND; and completion of certain pre-clinical studies. To qualify compensation for deductibility for federal income tax purposes, it is our policy to meet the requirements for exclusion from the limit on deduction imposed by Section 162(m) of the Internal Revenue Code, by paying performance-based compensation if possible and, with respect to cases in which it is not possible to meet the requirements for exclusion from Section 162(m) of the Internal Revenue Code, we intend to minimize any award of compensation in excess of the limit.

    In addition, the Compensation Committee elected to endorse the target annual bonus award of Mr. Fritzky and increase the annual bonus award of the other executive officers discussed above based on the strength of their individual performance in 1999. In the case of Mr. Fritzky as Chief Executive Officer, the Compensation Committee maintained his annual bonus award at 100% of 70% of his base salary based on his very strong individual performance in 1999. Thus, when both adjustments to Mr. Fritzky's annual bonus award are combined (i.e., 150% of 70% of base salary for our overall performance against 1999 objectives, and 100% of 70% of his base salary based on his 1999 individual performance), Mr. Fritzky received 150% (150% multiplied by 100%) of 70% of his 1999 base salary of $567,000, which amounted to an annual bonus award of $595,350.

    Options to purchase shares of our stock were granted to the officers named in this report, as well as other employees, during 1999. The option grant was undertaken pursuant to our long-term incentive performance award program, initially implemented in 1993, wherein employees are eligible to receive a grant of stock options dependent on individual performance and position held. Under this program in 1999, Mr. Fritzky received a grant to purchase 540,000 shares of stock; other officers named in this proxy statement received grants to purchase between 240,000 and 249,600 shares. The share numbers specified above have been adjusted to reflect the 2-for-1 splits of our common stock effected March 25, 1999 and August 26, 1999 and the 3-for-1 split of our common stock effected March 20, 2000.

       COMPENSATION COMMITTEE

       John R. Considine
       Kirby L. Cramer
       John E. Lyons
       Edith W. Martin

       STOCK OPTION PLAN ADMINISTRATION COMMITTEE
       John R. Considine
       Kirby L. Cramer
       Robert I. Levy
       John E. Lyons
       Joseph M. Mahady
       Edith W. Martin

                               PERFORMANCE GRAPH
                    COMPARISON OF CUMULATIVE TOTAL RETURN(1)
          AMONG IMMUNEX, S&P 500 INDEX AND NASDAQ PHARMACEUTICAL INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            PHARMACEUTICALS  S&P 500  IMMUNEX
12/30/1994           100.00   100.00   100.00
12/29/1995           154.69   134.11   110.92
12/31/1996           187.88   161.29   131.08
12/31/1997           278.98   211.30   363.00
12/31/1998           407.54   267.65   845.74
12/31/1999           183.24   319.91  2944.34

------------------------

(1) Assumes $100 invested at the close of trading on December 31, 1994 in our common stock, in the S&P 500 Index and in the Nasdaq Pharmaceutical Index.

    NOTE: Stock price performance shown above for our common stock is historical and not necessarily indicative of future price performance.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater-than-10% shareholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file.

    Based solely on our review of the copies of forms we received, or written representations from certain reporting persons that no forms were required for those persons, we believe that during 1999 all filing requirements required by
Section 16(a) applicable to our officers, directors and greater-than-10% beneficial owners were complied with, with the exception of the filing requirements applicable to Leonard R. Stevens, who failed to file a timely Form 4 to report his acquisition of our common stock in his Immunex 401(k) retirement account, and to Peggy V. Phillips, who failed to file a timely
Form 5 to report her gift of our common stock to a charity.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Under the Securities and Exchange Commission's proxy rules, shareholder proposals that meet certain conditions may be included in our proxy statement and form of proxy for a particular annual meeting. Shareholders that intend to present a proposal at our 2001 annual meeting must give notice of the proposal to us no later than November 18, 2000 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Shareholders that intend to present a proposal that will not be included in the proxy statement and form of proxy must give notice of the proposal to us no fewer than 60 nor more than 90 days prior to the date of the 2001 annual meeting. Even if we receive a proposal from a qualified shareholder in a timely manner, it will not guarantee that proposals inclusion in our proxy materials or its presentation at the 2001 annual meeting because there are other requirements in the proxy rules.

                                 OTHER MATTERS

    As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matters for action at the annual meeting other than the matters specifically referred to in this proxy statement. If other matters properly come before the annual meeting, it is intended that the holders of the proxies will act with respect thereto in accordance with their best judgment.

    Copies of our 1999 annual report to shareholders are being mailed to shareholders, together with this proxy statement, form of proxy and notice of annual meeting of shareholders. Additional copies may be obtained from the Secretary of Immunex, 51 University Street, Seattle, Washington 98101.

    OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS INCLUDED IN OUR 1999 ANNUAL REPORT TO SHAREHOLDERS.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          Scott G. Hallquist

                                          SECRETARY

Seattle, Washington
March 24, 2000

                            IMMUNEX CORPORATION

         THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF SHAREHOLDERS--APRIL 25, 2000

     The undersigned hereby appoint(s) Edward V. Fritzky and Peggy V. Phillips and each of them as proxies, with full power of substitution, to represent and vote as designated all shares of Common Stock of Immunex Corporation held of record by the undersigned on March 8, 2000 at the Annual Meeting of Shareholders of Immunex to be held at Benaroya Hall, Illsley Ball Nordstrom Recital Hall, 200 University Street, Seattle, Washington at 9:00 a.m. on Tuesday, April 25, 2000, with authority to vote upon the following matters and with discretionary authority as to any other matters that may properly come before the meeting or any adjournment or postponement thereof.

             IMPORTANT--PLEASE DATE AND SIGN ON THE OTHER SIDE

--------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -

      SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY
                 THE SHAREHOLDER IN THE SPACES PROVIDED.
   IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS.

                                                            Please mark
                                                           your votes as    /X/
                                                            indicated in
                                                            this example


The Board of Directors recommends a vote "FOR" the proposals.


                                            FOR all       WITHHOLD AUTHORITY
                                           nominees    to vote for all nominees
1.  Election of the nine nominees            / /                   / /
    to serve as directors until the
    next annual meeting of shareholders
    and until their successors are elected
    and qualify: John R. Considine, Kirby
    L. Cramer, Edward V. Fritzky,
    Robert I. Levy, John E. Lyons,
    Joseph M. Mahady, Edith W. Martin,
    Peggy V. Phillips and Douglas E. Williams.


WITHHOLD for the following only* (Write the name of the nominee(s) in the space below.)


--------------------------------------------------------------------------------
*Unless otherwise directed, all votes will be apportioned equally among these persons for whom authority is given to vote.

                                                   FOR    AGAINST    ABSTAIN
2.  Ratification of the Independent                / /      / /        / /
    Auditors.


PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON YOUR STOCK CERTIFICATE. ATTORNEYS, TRUSTEES, EXECUTORS AND OTHER FIDUCIARIES ACTING IN A REPRESENTATIVE CAPACITY SHOULD SIGN THEIR NAMES AND GIVE THEIR TITLES. AN AUTHORIZED PERSON SHOULD SIGN ON BEHALF OF CORPORATIONS, PARTNERSHIPS, ASSOCIATIONS, ETC. AND GIVE HIS OR HER TITLE. IF YOUR SHARES ARE HELD BY TWO OR MORE PERSONS, EACH PERSON MUST SIGN. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED.

Signature(s)                                        Date
            ---------------------------------------      ----------------------
NOTE: Please sign as name appears on your stock certificate. Joint owners should each sign. When signing as attorney, trustee, executor or other fiduciary acting in a representative capacity, please give full title as such.

--------------------------------------------------------------------------------
                         -  FOLD AND DETACH HERE  -